EXHIBIT 99.1

For Immediate Release	Contact:	Tom Frank
484-947-2000

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

RETIREMENT OF SENIOR SUBORDINATED DEBT

West Chester, PA, June 6, 2005 - Nobel Learning Communities, Inc. (NASDAQ: NLCI), a for-profit provider of education, special education and school management services for the pre-elementary through 12th grade market, today announced that it has successfully retired all $10 million of its outstanding 13.25% senior subordinated debt through existing cash and additional borrowings.

The $10 million senior subordinated debt which had been provided equally by Mollusk Holdings, L.L.C. and Blesbok LLC, each of which will continue to own a portion of the outstanding shares of the Company’s Series F convertible preferred stock, was originally due August 15, 2009. The subordinated debt was retired through a combination of approximately $5.3 million existing cash reserves from operations and $4.7 million provided through a fourth amendment of the Company’s senior secured credit facility with Harris N.A.

The fourth amendment of the senior secured credit facility provides for the following:

•	An increase in the amount of the term loan from $10.3 million to $15 million. The term loan principal will continue to amortize $2 million annually, payable $500,000 per quarter and will be due February 15, 2009;

•	An increase in the amount of the revolving credit commitment from $8 million to $10 million; and

•	The ability, subject to a certain covenants, to pay the dividends on the Company’s Series E and Series F preferred stock in cash, rather than as payment in kind.

Under the terms of the amendment, the Company will not have any significant scheduled debt maturities prior to February 2009.

“We are pleased to announce the retirement of our senior subordinated debt and the amendment of our existing senior credit facility. Our new $25 million senior secured credit facility, of which $15 million is outstanding today, provides Nobel Learning Communities greater operating flexibility, appropriate working capital and the resources to invest in capital expenditures and other investments to drive our business forward,” said George H. Bernstein, President and Chief Executive Officer of Nobel Learning Communities. “In addition to lowering our cost of capital, this further demonstrates the progress we have made in simplifying our capital structure and gaining the financial communities’ confidence in the Company’s business model, which is to deliver high value educational services to our students and families. We are grateful for the support we received from some of our existing stockholders in the form of our senior subordinated debt and are happy that our performance has allowed us to retire this obligation early.”

Nobel Learning Communities, Inc. operates 150 schools in 13 states, consisting of private pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities. The Company receives over 96% of its revenue from private pay sources.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.